Exhibit 99.6

NewsRelease

TC PipeLines, LP Announces $1.05 Billion Acquisition

HOUSTON, Texas – May 15, 2013 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today announced it has entered into agreements to acquire an additional 45 percent interest in each of Gas Transmission Northwest LLC (GTN) and Bison Pipeline LLC (Bison) from TransCanada Corporation (TSX, NYSE: TRP) (TransCanada) for an aggregate purchase price of $1.05 billion increasing the Partnership’s portfolio by approximately one third.  The acquisition is expected to be immediately accretive to Partnership cash flows and earnings.  As a result, management intends to recommend to the Board of Directors a three cent per unit (3.8 percent) increase to the next quarterly distribution following the close of the transaction.

“This acquisition is the largest transaction in the Partnership’s history and significantly increases the Partnership’s future cash flows and earnings,” said Steve Becker, President of TC PipeLines GP, Inc.  “Cash flow predictability and stability are key elements of our investment approach and both GTN and Bison fit this profile.”

The Partnership will increase its interest in the GTN and Bison pipelines from 25 percent to 70 percent which will improve the Partnership’s long-term cash flow stability and predictability by increasing the percentage of total cash flows derived from long-term ship-or-pay contracts.  The transaction will also reduce the Partnership’s relative exposure to Great Lakes which is currently experiencing earnings and cash flow variability.

“A transaction of this magnitude demonstrates the attractiveness of the Partnership as a financing vehicle for TransCanada as it continues to advance $26 billion of commercially secured projects,” continued Becker.  “Further dropdown opportunities may arise from TransCanada’s extensive natural gas pipeline portfolio.”

The GTN pipeline system transports Western Canadian and Rocky Mountain natural gas for large utilities, producers and marketers in Washington, Oregon, Nevada and California.  The Bison pipeline transports Rocky Mountain natural gas to Midwest markets through a connection with the Partnership’s Northern Border pipeline system.  Both the GTN and Bison pipelines are supported by long-term ship-or-pay contracts that extend through the end of the decade.

The aggregate purchase price of $1.05 billion includes the assumption of $146 million of GTN’s debt, leaving cash to close of $904 million subject to certain closing adjustments.  The Partnership plans to fund this through a combination of debt and equity in a manner that enables the Partnership to maintain its solid financial position.  The transaction is expected to close in July 2013, subject to regulatory approvals and customary closing conditions.

The terms of the transaction were unanimously approved by the Board of Directors of the general partner, based on unanimous approval and recommendation of the Board’s conflicts committee, which is comprised entirely of independent directors.  The conflicts committee engaged Citigroup to act as its financial advisor, Orrick, Herrington & Sutcliffe LLP as its legal counsel, and Wood Mackenzie as its natural gas market outlook advisor.

TC PipeLines, LP is a Delaware master limited partnership with interests in 5,560 miles of federally regulated U.S. interstate natural gas pipelines which serve markets across the United States and Eastern Canada. This includes significant interests in Great Lakes Gas Transmission Limited Partnership and Northern Border Pipeline Company as well as 25 percent ownership interest in each of Gas Transmission Northwest LLC, and Bison Pipeline LLC. The Partnership also wholly owns North Baja Pipeline, LLC and Tuscarora Gas Transmission Company. The Partnership is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly-owned subsidiary of TransCanada Corporation (NYSE: TRP). TC PipeLines

GP, Inc. and another TransCanada subsidiary also hold common units of TC PipeLines, LP. For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements can be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “seeks,” “believes,” “estimates” and other words or expressions of similar reference to future periods.  Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions.  As such, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.  Our actual results may differ materially from those contemplated by the forward-looking statements.  We caution you against relying on any of these forward-looking statements.  They are neither statements of historical fact nor guarantees or assurances of future performance.  Important factors that could cause actual results to differ materially from those in the forward looking statements include but are not limited to:  our ability to identify and complete expansion projects and other accretive growth opportunities; failure to receive the necessary regulatory approval; failure of the acquisition to be immediately accretive to cash per common unit generated from operations; timing of the completion of the acquisition; changes to management’s plans and objectives; demand for natural gas; availability and location of natural gas supplies in the United States and Canada; natural gas prices and regional differences; increases in operational or compliance costs resulting from changes in environmental and other regulations affecting our pipeline systems; weather conditions; the outcome of rate proceedings; and changes in taxation of master limited partnerships.  Any forward-looking statement made in this release speaks only as of the date on which it is made.  Factors or events that could cause our actual results to differ may occur from time-to-time and it is not possible to predict all of them.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Media Inquiries:	Shawn Howard/Grady Semmens	403.920.7859
Unitholder and Analyst Inquiries:	Rhonda Amundson	877.290.2772

	investor_relations@tcpipelineslp.com